Exhibit 99.1

GlyEco Announces Third Quarter Financial Results

Third Quarter Revenue Increased 10% Year-Over-Year to $1.3 Million

Shareholder Conference Call Scheduled for Wednesday, November 19 at 4:15 p.m. ET

PHOENIX, Nov. 17, 2014 (GLOBE NEWSWIRE) -- Sustainable glycol technologies leader GlyEco, Inc. (GLYE) ("GlyEco" or the "Company") announces its financial results for the third quarter ended September 30, 2014.

Third Quarter Highlights:

Revenue increased 10% year-over-year to $1.3 million, up from $1.2 million in 2013
Equipment assets increased 59% year-over-year to $6.7 million, up from $4.2 million, primarily due to improvements at the New Jersey processing center
Shareholder equity increased 14% to $13.0 million, up from $11.2 million at year-end 2013
Net sales for the nine-months ended September 30 increased 19% to $4.5 million, as compared to $3.8 million for the same period 2013

"Demand for our proprietary T1(TM) recycled glycol continues to exceed our current processing capabilities," stated John Lorenz, CEO of GlyEco. "As we continue the transition from building capacity to building sales volume, we've had to make investments in staffing, quality control, and other related activities, which has led to increased expenses in the short term. While this impacted operating results year-to-date, we believe we'll see a decline in average cost per unit produced as we move toward our forecasted production and sales levels in 2015."

Lorenz continued, "We continue to work on the integration of our acquired facilities, implementing best practices and standardized systems to maximize profitability. Beyond increasing production capacities and ramping staff for higher-volume operations, we remain focused on expanding the network of waste glycol generators we service and the markets we can reach."

For the third quarter ended September 30, 2014, revenue increased 10% to $1.3 million, compared to $1.2 million for the year-ago period. The increase in revenue was due to increased production capabilities and corresponding sales from new facilities added in 2013.

For the third quarter ended September 30, 2014, the Company realized a profit margin of (15%), compared to (3%) for the year-ago period. The decrease in gross profit was primarily due to continued operating costs and increased investment in staffing, quality control, and other related expenses in preparation for the New Jersey Processing Center to transition to producing high volumes of T1TM material from multiple types of waste glycols. The Company expects its gross profit margin to increase as production volumes increase at its New Jersey Processing Center.

Shareholder equity increased 14% to $13.0 million at the quarter ended September 30, 2014, compared to shareholder equity of approximately $11.2 million at year-end 2013.

"The progress we've made this year is significant. Processing capacities at each of our seven facilities in the U.S. has been increased by triple-digit percentages, positioning us to reap ongoing benefits in the months and years to come," John Lorenz further states. "We've also set the stage for international expansion with our recent agreement with Haldor Topsoe A/S, announced in October. Partnering with an esteemed global engineering firm like Haldor Topsoe speaks volumes about the global market potential of our proprietary waste glycol technology. We look forward to updating on this initiative and other achievements in the months ahead."

Conference Call

GlyEco will host a conference call on Wednesday, November 19, with CEO John Lorenz and CFO Alicia Williams Young, at 4:15 p.m. Eastern time (1:15 p.m. Pacific time). To participate in the call, please dial (888) 587-0615, or (719) 325-2463 for international calls, approximately 10 minutes prior to the scheduled start time. Conference ID: 7231908.

A replay of the call will be available for two weeks from 7:30 p.m. ET on November 19, 2014, until 11:59 p.m. ET on December 3, 2014. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 7231908.

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications -- the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology(TM) is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 107
Email: jon@redchip.com